Exhibit 99.2

Global Industries, Ltd.

PRESS RELEASE		For Immediate Release
Contact: Jim Gallagher
072307.14		Tel: 281.529.7979

Global Industries, Ltd. Announces Pricing of $325 Million of 2.75% Senior Convertible Securities
CARLYSS, Louisiana, July 23, 2007 — Global Industries, Ltd. [Nasdaq: GLBL] (“Global Industries”) today priced its previously announced offering of $325 million of its 2.75% senior convertible debentures due 2027. The offering was made by means of a private placement pursuant to Rule 144A under the Securities Act of 1933. Global Industries granted a 30-day option to the initial purchasers to purchase up to an additional $50.0 million aggregate principal amount of debentures.
The debentures will pay interest semiannually at the annual rate of 2.75% and will be convertible into cash and, if applicable, shares of Global Industries common stock, or, at Global Industries’ election, solely into common stock, under certain circumstances, based on an initial conversion rate of 28.1821 shares per $1,000 principal amount of debentures.
The debentures will be redeemable by Global Industries for cash at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest on or after August 1, 2014. Holders of the debentures will be able to require Global Industries to repurchase their debentures on August 1, 2017 and August 1, 2022 for cash at 100% of the principal amount to be repurchased plus accrued and unpaid interest, or upon the occurrence of certain types of fundamental changes.
Net proceeds of the offering after discounts and expenses will be approximately $318.1 million (or $367.1 million if the initial purchasers’ option to purchase additional debentures is exercised in full). Global Industries intends to use up to $75.0 million of the net proceeds from the issuance of the debentures to repurchase shares of Global Industries common stock, including shares sold short by certain purchases of the debentures in negotiated transactions concurrently with the offering, and the remainder for general corporate purposes, which may include upgrading existing vessels, vessel acquisitions, new vessel construction, including construction of the recently announced Global 1200, a new generation self-propelled dynamically positioned combination derrick/pipelay vessel, and acquisitions of businesses in its industry and related industries. The offering is expected to close on July 27, 2007, subject to customary closing conditions.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The debentures are to be offered or sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The debentures to be offered and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions.
#          #          #